Exhibit 99.2

LIN TV CORP.

2010 EMPLOYEE STOCK PURCHASE PLAN

(as amended and restated effective as of May 22, 2012)

LIN TV Corp., a Delaware corporation, (the “Company”) does hereby establish the LIN TV Corp. 2010 Employee Stock Purchase Plan (“Plan”) as follows:

1.                                      Purpose

The purpose of the Plan is to encourage stock ownership among eligible employees by providing a convenient method of purchasing the Company’s common stock through payroll deduction.  The Plan is designed to meet the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (“Code”).  The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2.                                      Definitions

Capitalized terms in the Plan shall have the meanings assigned to such terms in the Plan, unless the context clearly requires another construction.

(a)                                 “Account” shall mean the dollar amount accumulated with respect to an Eligible Employee as a result of deductions from his paycheck for the purpose of purchasing shares of Common Stock under the Plan.  The amounts allocated to an Eligible Employee’s account under the Plan shall remain the property of the respective Eligible Employee at all times but may be commingled with the general assets of the Company.

(b)                                 “Base Pay” shall mean regular straight time earnings, overtime, and commissions (excluding bonuses and other special payments except to the extent that any such excluded item is specifically included by the Board).

(c)                                  “Board” shall mean the Board of Directors of the Company.

(d)                                 “Broker” shall mean the entity selected by the Committee, as provided in Section 7, to hold shares of Common Stock purchased by or on behalf of a Participant pursuant to the Plan.

(e)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)                                   “Committee” shall mean the Committee administering the Plan, as described in Section 8 hereof.

(g)                                  “Common Stock” shall mean the Class A Common Stock, par value $.01 per share, of the Company.

(h)                                 “Corporate Reorganization” shall mean any merger, consolidation, combination, liquidation, reorganization, recapitalization, stock dividend, stock split, split-up, split-off, spin-off, combination of shares, exchange of shares or other like change in capital structure of the Company.

(i)                                     “Effective Date” shall mean July 1, 2010.

(j)                                    “Eligible Employee” shall mean any employee of the Company or any Participating Subsidiary whose customary employment is for more than 20 hours per week and for more than five months in a particular calendar year, excluding (i) any individual whose earnings for services performed by such individual for the Company or a Participating Subsidiary are not treated as wages for purposes of Section 3401(a) of the Code, or (ii) any person who is a Five Percent Owner.

(k)                                 “Fair Market Value” shall mean, as to a share of Common Stock, the average of the high and low prices of such Common Stock as reported on the principal national securities exchange on which the shares of Common Stock are then listed on the date specified herein, or if there were no sales on such date, on the next preceding day on which there were sales, or if such Common Stock is not listed on a national securities exchange, the last reported bid price in the over-the-counter market, or if such shares are not traded in the over-the-counter market, the per share cash price for which all of the outstanding Common Stock could be sold to a willing purchaser in an arms length transaction (without regard to minority discount, absence of liquidity, or transfer restrictions imposed by any applicable law or agreement) at the date of the event giving rise to a need for a determination.  Fair Market Value shall be determined in good faith by the Committee.

(l)                                     “Five Percent Owner” shall mean an employee who, as of the date an option would be granted under the Plan, owns stock possessing 5 percent or more of the total combined voting power or value of all classes of stock of the Company (or of its Parent or Subsidiary).  For purposes of determining ownership, stock owned by certain relatives and entities owned or controlled by an employee shall be counted as owned by the employee in accordance with the rules of Section 424(d) of the Code, and stock which the employee may purchase under outstanding options (without regard to whether such options are granted under the Plan) shall be treated as stock owned by the employee.

(m)                             “Offering Date” shall mean a date that securities are offered for sale under the Plan, in accordance with Sections 3 and 5 of the Plan, and as otherwise determined by the Committee.

(n)                                 “Offering Period” shall mean a three consecutive month period commencing on each January 1, April 1, July 1 and October 1 (or if such day is not a regular business day, the first regular business day thereafter) of each calendar year that occurs on or after the Effective Date and before the date the Plan terminates pursuant to Section 9(b) hereof.

(o)                                 “Parent” shall mean a “parent corporation” of the Company within the meaning of Section 424(e) of the Code.

(p)                                 “Participant” shall mean an Eligible Employee who is enrolled in the Plan pursuant to the procedures described in Section 3 hereof.

(q)                                 “Participating Subsidiary” shall mean a Subsidiary designated by the Board or the Committee and described on Appendix A hereto.

(r)                                    “Plan” shall mean the LIN TV Corp. 2010 Employee Stock Purchase Plan, as amended from time to time.

(s)                                   “Subsidiary” shall mean a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

(t)                                    “Transfer” shall mean disposition by means of a sale, exchange, gift or transfer of legal title, but shall not include any disposition following a Participant’s death by virtue of the laws of descent and distribution.

3.                                      Participation

(a)                                 Offering Date.

(1)                                 Each individual who is an Eligible Employee on the start date of an Offering Period under the Plan may enter the Offering Period on such date, provided that the individual remains an Eligible Employee.

(2)                                 Each individual who first becomes an Eligible Employee after the start date of an Offering Period may enter the Offering Period as of the later of the Eligible Employee’s hire date or the date the individual becomes an Eligible Employee.

(3)                                 The date an Eligible Employee enters an Offering Period shall be designated as his Offering Date for purposes of the Offering Period.

(b)                                 Enrollment.  To participate in the Plan for a particular Offering Period, an Eligible Employee must complete and return to the Company enrollment forms prescribed by the Committee on or before the Eligible Employee’s scheduled Offering Date, in accordance with procedures established by the Committee from time to time.  An Eligible Employee’s enrollment form shall authorize the Company to deduct from his pay 2%, 4%, 6%, 8% or 10% of Base Pay during the Offering Period to which the enrollment agreement is applicable, unless the Participant’s participation is sooner terminated as provided in Section 3(f) hereof.  The Plan shall not accept any cash payments to the Plan by the Participant other than the deductions authorized under the Participant’s enrollment form, except as provided in Section 3(g) hereof.

(c)                                  Payroll Deductions.  The deduction rate authorized by the Participant under his enrollment form shall continue in effect throughout the Offering Period except as follows:

(1)                                 The Participant may reduce his rate of payroll deduction to zero and withdraw from the Plan during an Offering Period by delivering a withdrawal notice to the Company in accordance with the withdrawal procedures then in effect.  Payroll deductions shall cease in connection with the Participant’s withdrawal from the Plan effective as soon as practicable following the date the withdrawal notice is received by the Committee.  No other changes may be made during an Offering Period and, specifically a Participant may not alter the amount or rate of payroll deductions during an Offering Period.

(2)                                 The Participant may, prior to the commencement of any new Offering Period, change the rate of payroll deductions for future Offering Periods by filing a new enrollment form with the Committee.

(d)                                 Treatment of Payroll Deductions.  A Participant’s payroll deductions shall be credited to his Account under the Plan, but shall not be held in a trust fund and may be commingled with the general assets of the Company.  No interest shall be paid or allowed on any amounts in a Participant’s Account.

(e)                                  Re-enrollment Following Withdrawal.  An Eligible Employee who has previously withdrawn from the Plan may again become a Participant by filing a new enrollment form with the Committee.  The Eligible Employee shall not become a Participant until the first Offering Period that begins after the date the enrollment form is received by the Committee or, if the withdrawing employee is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), until the second Offering Period beginning after the date of his withdrawal (if such date is later), to the extent required under the Exchange Act.

(f)                                   Termination of Employment.  An individual’s participation in the Plan shall terminate upon a Participant’s termination of employment for any reason, including but not limited to a Participant’s death or retirement.  As soon as practicable following the date a Participant’s employment with the Company or a Participating Subsidiary is terminated, the Company shall refund to the terminating Participant the balance in his Account as of the date such refund is made.

(g)                                  Leaves of Absence.  During leaves of absence approved by the Company and meeting the requirements of Treasury Regulation Section 1.421-7(h)(2), a Participant may continue participation in the Plan by making cash payments to the Company on the Participant’s normal paydays equal to the amount of the Participant’s payroll deduction as if the Participant had not taken a leave of absence.

4.                                      Shares Authorized

(a)                                 Maximum.  The maximum number of shares of Common Stock that may be offered under the Plan is 735,000 shares of Common Stock.  The shares of stock to be sold to Participants under the Plan shall be shares of Common Stock.  If the total number of shares of Common Stock for which options are to be granted under the Plan on any date, in accordance with Section 5 hereof, exceeds the number of shares of Common Stock then available under the Plan (after deduction of all shares of Common Stock for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares of Common Stock remaining available in as nearly a uniform manner as shall be practicable and as it shall determine to be equitable.  In such event, the payroll deductions to be made pursuant to Participants’ authorizations shall be reduced accordingly and the Company shall give written notice of such reduction to each affected Participant.

(b)                                 Corporate Reorganization.  In the event that, by reason of a Corporate Reorganization, the Common Stock is substituted, combined, or changed into any cash, property,

or other securities, or the shares of Common Stock are changed into a greater or lesser number of shares of Common Stock, the number and/or kind of shares and/or interests subject to an option and the per share price or value thereof shall be appropriately adjusted by the Committee to give appropriate effect to such Corporate Reorganization.  Any fractional shares or interests resulting from such adjustment may be eliminated.

5.                                      Options

(a)                                 Grant of an Option.  A Participant shall be deemed to have been granted a separate option for each Offering Period in which he participates in the Plan.  The option shall be granted effective as of the Participant’s Offering Date with respect to the Offering Period and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments during the Offering Period on the terms described in this Section 5.  Under no circumstances shall an option be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, be a Five Percent Owner.

(b)                                 Exercise Price.  The exercise price per share of Common Stock shall be equal to 85% of the Fair Market Value of a share of Common Stock as of the final trading date of each calendar month within the Offering Period (“Exercise Price”).  Each option shall be automatically exercised in installments on each successive purchase date within the Offering Period, provided that “purchase date” shall mean the final trading date of each calendar month within the Offering Period (“Purchase Date”).  The purchase of shares of Common Stock shall be effected by applying the amount in the Participant’s Account as of the Purchase Date to the purchase of shares of Common Stock at the Exercise Price in effect for such Purchase Date.

(c)                                  Purchasable Shares.  The number of shares of Common Stock purchasable by a Participant on each Purchase Date during the Offering Period shall be the number of shares (including a portion of a whole share) obtained by dividing the amount collected from the Participant through payroll deductions during the month ending with such Purchase Date by the Exercise Price in effect for such Purchase Date; provided however that the maximum number of shares of Common Stock a Participant may purchase during an Offering Period shall not exceed 10,000 shares.

(d)                                 Limitation.  Notwithstanding anything herein to the contrary, a Participant shall not be granted an option pursuant to this Section 5 to purchase Common Stock under this Plan if such option grant would cause the Participant to have the right to purchase stock under all employee stock purchase plans of the Company (and of any Subsidiary or Parent) at a rate that exceeds $25,000 of the Fair Market Value of such shares (determined at the time such right to purchase is granted) for each calendar year in which such option would be outstanding.  The foregoing sentence shall be interpreted so as to comply with Code Section 423(b)(8).

(e)                                  Termination of Option.  The following provisions shall govern the termination of an outstanding option granted under the Plan:

(1)                                 A Participant may, prior to the next scheduled Purchase Date in the Offering Period, terminate his outstanding option by filing a withdrawal notice with the Committee in accordance with the withdrawal procedures then in effect .  Payroll deductions with respect to the Participant shall thereafter cease, as provided in Section 3(c)(1) hereof.  As soon as practicable following the Committee’s receipt of a withdrawal notice from a Participant, the Company shall refund to the withdrawing Participant the balance in his Account as of the date such refund is made.

(2)                                 The termination of an option shall be irrevocable, and the Participant shall not subsequently rejoin the Offering Period for which the terminated option was granted.

(3)                                 Except as provided in Section 3(g) hereof, if the Participant ceases to remain an Eligible Employee for any reason (including death, disability, or change in status) while his option is outstanding, the option shall terminate as of the date the individual ceases to be an Eligible Employee, and the balance in the Participant’s Account shall be refunded in accordance with subparagraph (f)(1) above.

6.                                      Exercise of Option

(a)                                 Exercise of Option.  On each Purchase Date during an Offering Period, unless the Participant has previously withdrawn from the respective Offering Period, each Participant shall be deemed to have exercised the option granted to the Participant under Section 5(b) hereof and shall be deemed to have delivered to the Company the Exercise Price with respect to the option from the accumulated payroll deductions in his Account.

(b)                                 Company’s Obligations.  The Company’s obligations to offer, sell and deliver Shares under the Plan at any time is subject to (i) the approval of any governmental authority required in connection with the authorized issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange or securities market on which the Common Stock is then listed and (iii) compliance, in the opinion of Company’s legal counsel, with all applicable federal and state securities and other laws.

7.                                      Stock Ownership

A Participant shall have no rights as a shareholder of the Company with respect to shares of Common Stock subject to an option granted under the Plan until the shares of Common Stock subject to the option are purchased on the Participant’s behalf in accordance with the terms of the Plan and the Participant has become a shareholder of record with respect to the purchased shares of Common Stock.  Shares of Common Stock purchased by or on behalf of a Participant shall be credited to a brokerage account established in the Participant’s name at the Broker as soon as practicable following the closing of each Offering Period.

8.                                      Administration

(a)                                 Committee.  The Plan shall be administered by the Compensation Committee of the Board or such other committee as may be designated by the Board, provided that the committee shall consist of at least two (2) members; further provided that if no such committee is designated by the Board, the Board shall act as the Committee.  The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.

(b)                                 Responsibilities.  The Committee is vested with full authority to administer and interpret the provisions of the Plan, and to make any rules, procedures and decisions in connection therewith.  Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding.

(c)                                  Indemnification.  No member of the Committee and no employee of the Company shall be liable for any act or failure to act hereunder, except in circumstances involving his bad faith, gross negligence or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated.  The Company shall indemnify members of the Committee and any agent of the Committee who is an employee of the Company or of a Parent or a Subsidiary against any and all liabilities or expenses to which he may be subjected by reason of any act or failure to act with respect to his duties on behalf of the Plan, except in circumstances involving such person’s bad faith, gross negligence or willful misconduct.

9.                                      Amendment and Termination

(a)                                 Amendment.  The Board of Directors shall have the right to amend, modify, suspend or terminate the Plan at any time, provided that no amendment shall impair existing rights of Participants with respect to offerings already made to such Participants; further provided that if stockholder approval of an amendment is required for the Plan to continue to meet the requirements of Section 423 of the Code such amendment shall not become effective prior to obtaining such stockholder approval.  If the Board amends the Plan to increase the aggregate number of shares of Common Stock that may be issued under the Plan (other than as permitted in Section 4(b) hereof), no shares of Common Stock shall be issued under the increased shares limit until the amendment is approved by the stockholders of the Company.  In the event such stockholder approval is not obtained within twelve months after the date on which the amendment increasing the share limit is adopted by the Board, the amendment shall terminate and have no further force or effect, and all sums collected from Participants to purchase the additional shares shall be refunded.  The Board or the Committee may authorize a Subsidiary to become a Participating Subsidiary, or may revoke a Subsidiary’s status as a Participating Subsidiary, from time to time without stockholder approval.

(b)                                 Termination.  This Plan shall terminate at the earliest of:  (i) the date of any Corporate Reorganization in which the Company is not the surviving corporation, (ii) the date all shares of Common Stock reserved under the Plan have been purchased, (iii) the Board terminates the Plan pursuant to Section 9(a) hereof.  In the event the Plan terminates due to a Corporate Reorganization, the Committee may permit Participants to exercise outstanding options to purchase shares of Common Stock for as many full shares of Common Stock as may be purchased with the balance of the Participant’s Account on such date prior to the Corporate Reorganization as the Committee determines.  Any balance remaining in a Participant’s Account following termination of the Plan shall be refunded to the Participant.

10.                               Miscellaneous

(a)                                 Withholding.  The Company may withhold any tax (or other governmental obligation) as a result of a Participant’s participation in the Plan and the Participant shall take such actions as are necessary to enable the Company to satisfy all such withholding requirements.

(b)                                 Tenure.  Nothing contained in the Plan shall affect, or be construed as affecting, the terms of employment with respect to any employee.  Nothing contained in the Plan shall impose, or be construed as imposing, an obligation on the Company or any Parent or Subsidiary continue the employment of any employee.

(c)                                  Assignability.  An option granted under the Plan to a Participant shall not be assignable or transferable by the Participant and shall be exercisable only by the Participant.

(d)                                 Governing Law.  The validity and construction of the Plan shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rules or principles that might otherwise refer construction or interpretation of any provision of the Plan or any such agreement to the substantive law of another jurisdiction, except to the extent superseded by any applicable federal law

(e)                                  Construction.  This Plan is intended to qualify as an employee stock purchase plan under the provisions of Section 423 of the Code.  Any reference to the masculine gender shall refer to the feminine gender where appropriate.

(f)                                   Compliance with Laws.  The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

11.                               Effective Date

The Plan shall be effective as of July 1, 2010, but shall be void ab initio if not approved by the majority of stockholders of the Company within twelve months before or after its adoption by the Board.

2010 Employee Stock Purchase Plan,

Approved by stockholders on May 11, 2010

As amended and restated, approved by stockholders on May 22, 2012